Exhibit (e)(2)(ii)

Allianz Funds & Allianz Funds Multi-Strategy Trust

Selected Dealer Agreement – Class A, Class C and Class T Shares

Selected Dealer Agreement between Allianz Global Investors Distributors LLC (“Distributor”) and                                  (“Dealer”) dated as of                     . CRD#

WHEREAS, Allianz Funds & Allianz Funds Multi-Strategy Trust (each a “Trust” and, collectively, the “Trusts”) have each appointed Distributor as its exclusive agent to sell and distribute each class of shares of each of its current and hereinafter created series (each a “Fund”), which shares are distributed by Distributor and sold by a Trust at their offering prices as set forth in each Trust’s Prospectus and Statement of Additional Information and as provided in Distributor’s Distribution Contract with respect to such Funds; and

WHEREAS, Distributor and Dealer desire that Dealer participate as a selected dealer in the distribution of Class A, Class C and Class T shares of the Funds for which Distributor now or hereinafter serves as principal underwriter, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, Distributor and Dealer hereby agree to the following terms and conditions:

1. Shares. Each Trust offers for each Fund up to three classes of shares covered by this Agreement: (a) one class which bears a front-end sales charge that may be waived or reduced in certain circumstances and which is subject to an asset-based service charge (the “Class A Shares”); (b) one class which is subject to an asset-based sales charge (the “Class C Shares”); and (c) one class which bears a front-end sales charge and which is subject to an asset-based service charge (the “Class T Shares”). Class A Shares and Class C Shares are also subject to a contingent deferred sales charge (“CDSC”) in certain circumstances. The Class A Shares, Class C Shares and Class T Shares are collectively referred to as the “Shares.” Each Trust also offers additional classes of shares which are not covered by this Agreement.

2. Sales. Dealer will offer and sell the Shares only at the public offering prices which shall be currently in effect, in accordance with the terms of the applicable then current Prospectus and Statement of Additional Information of the applicable Trust (together, the “Prospectuses”). Dealer agrees to act only as principal in such transactions and shall not have authority to act as an agent, broker or employee with respect to the applicable Trust, Distributor or any other dealer in any respect. The minimum dollar purchase of shares of each Fund by any investor shall be the applicable minimum amount described in the applicable then current Prospectuses, subject to any such waivers as may be described in the Prospectuses. All orders are subject to acceptance by Distributor on behalf of such Trust and become effective only upon confirmation by Distributor on behalf of such Trust; each Trust and Distributor reserve the right to reject any purchase or exchange order for any reason or for no reason at all.

3. Sales Charges & Commissions.

(a) The sales charge applicable to any sale of Class A Shares by Dealer and the dealer discount (commission) applicable to any order from Dealer for the purchase of Class A Shares accepted by Distributor shall be that percentage of the applicable public offering price determined as set forth in the Trust’s Prospectuses, subject to the rules of the Financial Industry Regulatory Authority (“FINRA”) and applicable law. With respect to Class A Shares sold by Dealer, Dealer will be paid by Distributor a servicing fee equal to the percentage of the aggregate net asset value of such Class A Shares sold as set forth in Section 12 of this Agreement and the Trust’s Prospectuses.

Rev 01.15.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 2

(b) With respect to Class C Shares sold by Dealer, Dealer will be paid by Distributor distribution and servicing fees, at the times and equal to the percentages of the aggregate net asset value of such Class C Shares sold as set forth in Section 12 of this Agreement and the Trust’s Prospectuses.

(c) The sales charge applicable to any sale of Class T Shares by Dealer shall be that percentage of the applicable public offering price determined as set forth in the Trust’s Prospectuses, subject to the rules of FINRA and applicable law. With respect to Class T Shares sold by Dealer, Dealer will be paid by Distributor a servicing fee equal to the percentage of the aggregate net asset value of such Class T Shares sold as set forth in Section 12 of this Agreement and the Trust’s Prospectuses.

(d) The rates of any sales charge, dealer discount (commission), distribution fee or servicing fee paid with respect to any Shares, including remaining payments, if any, with respect to outstanding Shares, are subject to change by Distributor from time to time, upon 10 days’ written notice, and any new orders placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the order by Distributor.

(e) Sales charges and dealer discounts (commissions) to selected dealers are subject to reductions under a variety of circumstances as may be described in the Trusts’ then current Prospectuses. To obtain any such reductions, Distributor must be notified when the sale(s) takes place which would qualify for the reduced charge and the basis on which the reduction is applicable. There is currently no sales charge or dealer discount on acquisitions of Shares by the reinvestment of dividends. For the avoidance of doubt, Class T Shares are not eligible for a reduction of sales charges or dealer discounts (commissions) under any circumstances.

4. CDSC. Distributor shall be entitled to any CDSC on any Shares sold. For the avoidance of doubt, Class T Shares are not subject to a CDSC. If, with respect to any Class A or C Shares sold by Dealer, any CDSC is waived for certain partial or complete redemptions as described in the applicable Prospectuses, then in any such case Dealer shall remit to Distributor promptly upon notice an amount equal to the commission or distribution fee paid by Distributor to Dealer on such Shares when initially sold less an adjustment equal to the payments received by Distributor on such Shares pursuant to the Plans which are defined in Section 12 hereof.

5. Authorization. As a selected dealer, Dealer is hereby authorized: (i) to place orders through Distributor with the Funds for their Shares to be sold by the Funds to Dealer subject to the applicable terms and conditions governing the placement and acceptance of orders and subject to the applicable compensation provisions and other terms set forth in the Distribution Contracts between the Trusts and Distributor and in the Trusts’ applicable then current Prospectuses, and (ii) to tender Shares directly to the Funds or their agent for redemption subject to the applicable terms and conditions set forth in said Distribution Contracts and Prospectuses.

6. Repurchases. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable then current Prospectuses less any applicable CDSC payable to Distributor.

7. Timing of Transactions; Compliance Matters. Dealer agrees to comply with provisions of the Prospectuses of each Trust, and with all applicable federal, state and non-U.S. securities laws. Among other things, (a) Dealer shall be responsible for reasonably assuring that only orders to purchase, redeem or exchange Shares received by Dealer or any Indirect Intermediary (as defined in Section 21 (ii) hereof) prior to the Valuation Time (as defined in this Section 7) shall be submitted directly or indirectly by Dealer to a Trust or its transfer agent or other applicable agent for receipt of a price based on the net asset value per Share calculated for that day in accordance with Rule 22c-1 under the Investment Company Act

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 3

of 1940, as amended (“1940 Act”) (orders to purchase, redeem or exchange Fund shares received by Dealer subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per Share in accordance with Rule 22c-1 under the 1940 Act); and (b) Dealer shall cause to be imposed and/or waived applicable redemption fees only in accordance with the relevant Fund’s then current Prospectuses and/or as instructed by Distributor. Dealer further agrees to make reasonable efforts to assist the Funds and their service providers (including but not limited to Distributor) to detect, prevent and report market timing or excessive short-term trading of Shares. To the extent Dealer has actual knowledge of violations of Trust policies (as set forth in the applicable then current Prospectuses) regarding: (i) the timing of purchase, redemption or exchange orders and pricing of Shares, (ii) market timing or excessive short-term trading, or (iii) the imposition of redemption fees, Intermediary (as hereinafter defined) agrees to report such known violations to Distributor. For purposes of this Agreement, the term “Valuation Time” refers to the time as of which the Shares are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.

8. FINRA. Each party hereto represents that it is a member in good standing of FINRA and agrees to notify the other should it cease to be a member of FINRA and to the automatic termination of this Agreement at that time. Further, each party hereto agrees to abide by the Rules of FINRA. This Agreement is in all respects subject, without limitation, to Rule 2830 of the Conduct Rules of FINRA which shall control any provisions to the contrary in this Agreement.

9. Transaction Conditions. Dealer agrees:

(a) To purchase Shares only from either Trust through Distributor or only from Dealer’s customers.

(b) To purchase Shares from either Trust only for the purpose of covering purchase orders already received or for Dealer’s bona fide investment.

(c) That Dealer will not purchase any Shares from Dealer’s customers at prices lower than the redemption or repurchase net asset values next determined by the Fund. If Dealer acts as principal for its own account in purchasing shares for resale to Distributor, Dealer agrees to pay its customer not less than the price that it receives from Distributor. If Dealer acts as agent for its customer in selling shares to Distributor, Dealer agrees not to charge its customer more than a fair commission or fee for handling the transaction, except that Dealer agrees to receive no compensation of any kind based on the reinvestment of redemption or repurchase proceeds pursuant to the repurchase privilege, as described in the applicable then current Prospectuses.

(d) That Dealer will not intentionally withhold placing customers’ orders for Shares so as to profit Dealer as a result of such withholding.

10. Settlements. Distributor, as agent for each Trust, shall not accept from Dealer any conditional orders for Shares. Delivery of certificates, if any, for Shares purchased shall be made by a Fund only against receipt of the purchase price. If payment for the Shares purchased and all necessary applications and documents required by the applicable Trust or Distributor are not received within three business days or such shorter time as may be required by law, the sale may be cancelled forthwith without any responsibility or liability on Distributor’s part or on the part of the applicable Trust (in which case Dealer will be responsible for any loss, including loss of profit, suffered by a Fund resulting from Dealer’s failure to make payments or provide documents as aforesaid) or, at Distributor’s option, Distributor may cause the Shares ordered to be redeemed by the relevant Fund (in which case Distributor may hold Dealer responsible for any loss).

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 4

11. Various Responsibilities Concerning Sales. In connection with sales and offers to sell Shares, Dealer will furnish to each person to whom any such sale or offer is made a copy of the applicable then current Prospectus of the applicable Trust. Distributor shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Distributor herein. Notice and other applicable filings for Shares of the Funds in various states are the responsibility of Allianz Global Investors U.S. LLC or one of its affiliates. Dealer is responsible for any notices or other applicable filings that may be necessary to permit Dealer to engage in the selling of mutual fund shares in various states. Any printed information which Distributor furnishes Dealer other than the Prospectuses, proxy solicitation materials, and periodic reports is Distributor’s sole responsibility and not the responsibility of the respective Trust, and Dealer agrees that the Trusts shall have no liability or responsibility to Dealer in these respects unless expressly assumed in connection therewith. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the Rules and Regulations of the Securities and Exchange Commission (“SEC”), or to relieve the parties hereto from any liability arising under the Securities Act of 1933. Dealer will use its best efforts in the development and promotion of sales of Shares and will be responsible for the proper instruction and training of all sales personnel employed by it. Dealer will, upon request, from time to time, supply Distributor with a list of the names and addresses of Dealer’s clients who are shareholders of any Fund.

12. Distribution and Service Fee Provisions. So long as Distributor is the sole principal underwriter of the Trusts and this Agreement remains in effect, Distributor agrees to pay Dealer each quarter a distribution and/or service fee at annual rate(s) as set forth in a Trust’s Prospectuses, applied to the average daily net assets of Shares of each class of each Fund outstanding in such quarter which are held in accounts by Dealer. The fees will be accrued daily as of each business day and paid quarterly in arrears by the 15th day of each quarter; provided, however, that such fees will be paid only upon receipt by Distributor of such distribution and service fees paid by the applicable Trust. Such fees will be paid by Distributor to Dealer only out of such Trust’s applicable distribution and service fees paid pursuant to the distribution and servicing plans (each a “Plan” and, collectively, the “Plans”) adopted by each Trust pursuant to Rule 12b-1 (“Rule 12b-1”) under the 1940 Act in consideration of Dealer furnishing distribution and client services hereunder with respect to each such Fund and its shareholders. In addition to any terms and conditions set forth in the applicable Prospectus or required by applicable law, any such payments made pursuant to this Section 12 shall be subject to the following terms and conditions:

(a) Any such payment shall be in such amounts as Distributor may from time to time advise Dealer in writing but in any event not in excess of the amounts permitted by the applicable Plans. Any such payments shall be in addition to any dealer discount allowed to Dealer pursuant to this Agreement.

(b) The provisions of this Section 12 relate to the Plans. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by a Trust pursuant to this Section 12 shall provide the applicable Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

(c) Dealer shall provide to Distributor and any applicable Trust each calendar quarter such information as shall reasonably be requested by the Distributor or Trustees of such Trust with respect to the fees paid to Dealer pursuant to this Section 12.

(d) Dealer will permit representatives of each Trust and Distributor reasonable access to its personnel and its records to enable them to monitor the quality of services being provided by Dealer pursuant to this Agreement. Dealer shall promptly deliver to the Boards of Trustees of the Trusts such information as is reasonably necessary to permit either Board of Trustees to make an informed determination whether to continue the Plans or any of them or this Section 12.

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 5

(e) The provisions of this Section 12 applicable to each Fund shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by the Trustees of the applicable Trust at least annually in conformity with the Plans, Rule 12b-1 and the 1940 Act. In the event of the assignment (as defined by the 1940 Act) of this Agreement or in the event any Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Section 12 shall automatically terminate with respect to the Shares covered by such assignment or such terminated Plan. This Section 12 may be terminated at any time with respect to any Fund without payment of any penalty, by vote of a majority of the Independent Trustees of the applicable Trust (as defined in the respective Plan or Plans) or by vote of a majority of the outstanding voting securities of such Fund on not more than 60 days’ written notice to the parties to this Agreement. In addition, the provisions of this Section 12 may be terminated at any time, without penalty, by either party with respect to any Fund on not more than 60 days’ nor less than 30 days’ written notice in accordance with Section 15 hereof.

13. Prospectuses and Sales Material. No person is authorized to make any representations concerning Shares of the Funds except those contained in the applicable then current Prospectus and Statement of Additional Information and printed information issued by the applicable Trust or by Distributor as information supplemental to the Prospectus. Distributor shall supply Prospectuses at no cost to Dealer and reasonable quantities of supplemental sales literature, sales bulletins and additional information as issued. Dealer agrees not to use other advertising or sales material relating to the Funds, unless approved in writing by Distributor in advance of such use.

14. Termination. In addition to the termination provisions set forth in Section 12 hereof, either party may cancel this Agreement by giving 30 days’ written notice to the other party.

15. Notice. Any notice under this Agreement shall be in writing and shall be deemed to have been given on the date on which it was either delivered personally to the other party or any officer or partner thereof, or was mailed postpaid or sent by facsimile transmission (with machine confirmation) or delivered by overnight courier to the other party at its address as reflected on the signature page of this agreement.

16. Amendment.

(a) If, in the future, any Trust offers one or more additional class(es) of shares, the Distributor may amend this Agreement on 10 days’ written notice to Dealer to insert provisions relating to such class(es).

(b) In addition, Dealer and Distributor agree that Distributor may also, by 30 days’ written notice to the Dealer, amend or modify this Agreement without the affirmative consent of Dealer. Notice for all purposes shall be deemed to be given when mailed or electronically transmitted to Dealer. Dealer’s submission and a Trust’s or its designee’s acceptance of an order to purchase, redeem or exchange Shares of any Fund after the transmission of such notice shall represent Dealer’s acknowledgement and acceptance of the terms and conditions of any such amendment.

17. WRAP Programs. If Dealer is the broker for one or more wrap fee programs where Dealer is paid a single, inclusive fee for brokerage and investment management service (each a “Program” and, collectively, the “Programs”) and if Dealer desires to have its clients in the Programs (each a “Program Client” and, collectively, “Program Clients”) acquire Class A Shares at the net asset value thereof without any sales charge, then:

(a) Dealer may, subject to Distributor’s approval, maintain either (i) one omnibus account per Fund per Program for the Program Clients of such Program or (ii) one account per Fund per Program

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 6

Client provided each such account is a Level 1 or Level 3 account on National Securities Clearing Corporation’s Fund/SERV System. This Section applies only to Class A Shares of the Funds, but “Funds” shall include all presently existing Funds and those created after the date hereof which offer Class A Shares.

(b) When an account has been established after approval by Distributor, Dealer may purchase and sell to the Program Clients covered by such account Class A Shares of any Fund at net asset value (without any sales charges on purchases or contingent deferred sales charges on sales but including any applicable redemption fees) upon the instructions of Dealer and all in accordance with the terms of this Section, the Prospectuses and the terms of Distributor’s Distribution Contract with the Fund, as amended from time to time and applicable law. Notwithstanding the foregoing, the waiver of contingent deferred sales charges on sales is conditioned upon the Dealer providing Distributor on each business day separately for each account all purchase, sale and exchange orders for such day. Dealer shall not permit any affiliate to prepare, use or distribute brochures, written materials or advertising in any form that refers to sales of any Fund as “no-load,” except that in brochures relating to any Program it may refer to the Funds as available at net asset value and subject to a service fee if the brochure also clearly reflects that, although such Class A Shares are available at net asset value through such Program, the clients of such Program will be charged a fee in connection with such Program.

(c) Dealer hereby confirms that it maintains in its files proper Program Client authorization to exercise full and continuing authority with regard to the transactions contemplated hereby and with regard to withdrawing and transferring funds on behalf of each Program Client. Dealer has examined such documents and is satisfied that they are authentic and were properly authorized and duly executed and delivered to Dealer by the Program Clients or the designated agents thereof.

(d) Distributor’s ability to rely on Dealer’s authorization to act on behalf of each Program Client shall be continuing and unqualified and remain in full force and effect until Distributor receives written notice of revocation from Dealer and/or the respective Program Client. Such revocation, however, shall not affect any liability in any way resulting from transactions initiated prior to Distributor’s receipt of such notice.

(e) It is understood that neither Dealer nor any broker/dealer or financial institution involved in the sale of Class A Shares of the Funds to any Program Client shall be entitled to any sales commissions, discount or other concession in connection with such sales but one such entity (determined by Distributor) shall be entitled to receive any service fees otherwise payable with respect thereto to the extent provided from time to time in the applicable Fund’s Prospectuses.

18. Assignment. This Agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that Dealer may not assign this Agreement without the prior written consent of Distributor.

19. Privacy. Each party agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the SEC, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. The parties agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with all applicable laws and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 7

regulatory body or governmental agency or body having jurisdiction over the disclosing party. Each party also agrees that it shall implement and maintain appropriate security measures to protect such Non-Public Personal Information, consistent with all applicable laws.

20. Anti-Money Laundering. Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations including the Bank Secrecy Act and relevant provisions of the USA Patriot Act of 2001, as amended from time to time, and any rules or regulations adopted there- under (together, the “PATRIOT Act”). Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the Patriot Act and other applicable anti-money laundering laws and regulations and is otherwise in compliance with such laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering laws and regulations. Dealer certifies that it has obtained and verified the requisite information with respect to each investor on whose behalf Dealer is acting with respect to the Funds. Each party agrees that it will provide reasonable assistance to the other party hereto in connection with their respective obligations under applicable anti-money laundering laws and regulations.

21. Agreement to Provide Information. Dealer agrees to provide Distributor or its designee (“Fund Agent”), upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Dealer during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by a Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. If mutually agreed upon by Fund Agent and Dealer, Dealer will provide the information specified for each trading day in the period.

(ii) Form and Timing of Response. Dealer agrees to provide, promptly upon request of Fund Agent, the requested information specified in this Section 21. If requested by Fund Agent, Dealer agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 21 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon further request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 21 for those Shareholders (as hereinafter defined) who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares. Dealer additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by Dealer and Fund Agent. To the extent practicable, the format for any Shareholder and transaction information provided to Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. Distributor agrees not to use and agrees to cause each Trust agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, a Trust or their affiliates at the time the information is received pursuant to this Agreement or information which comes into the possession of Fund Agent, a Trust or their affiliates from a third party.

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 8

22. Agreement to Restrict Trading. Dealer agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through the Dealer’s account) that violate policies established or utilized by a Trust or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund (e.g., market timing and late trading policies).

(i) Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Dealer agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

(iii) Confirmation by Dealer. Dealer must provide written confirmation to Fund Agent or its designee that Fund Agent’s instructions to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

23. Detecting Violations. Dealer agrees to make reasonable efforts to assist each Trust and its service providers (including Distributor) in preventing and detecting market timing and excessive short-term trading with respect to the Shares.

24. Agreement Relating to SSAE-16/Third Party Control Reviews. Dealer agrees to require any organization that performs a Statement on Standards for Attestation Engagements (SSAE) No. 16 review, or other equivalent third party review, of Dealer’s controls, to include in such review control objectives relating to:

(i) ensuring that Fund Orders received by the Dealer prior to the Valuation Time are effectively segregated from Fund Orders received by the Dealer after the Valuation Time and that only Fund Orders received prior to the Valuation Time on a day are transmitted to the applicable Trust or its designee for execution at that day’s NAV;

(ii) imposing redemption fees, or only permitting waivers of such fees, in accordance with the applicable Fund’s then current Prospectus(es);

(iii) providing to Fund Agent the Shareholder identification and transaction information identified in Section 21 above and adhering to Fund Agent’s instructions provided under Section 22 above; and

(iv) making reasonable efforts to assist the Trusts in detecting and preventing market timing or excessive short-term trading with respect to the Shares.

25. Definitions. For purposes of Sections 21 to 24 of this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

(i) The term “Funds” shall mean the constituent series of the Trusts, but for the purposes of Section 21 of this Agreement shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 under the 1940 Act by paragraph (b) of Rule 22c-2.

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 9

(ii) The term “promptly” shall mean as soon as practicable but in no event later than 5 business days from Dealer’s request of the request for information from Fund Agent.

(iii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund.

(iv) The term “Shareholder” shall have the meaning set forth in Rule 22c-2 under the 1940 Act.

(v) The term “written” includes electronic writings and facsimile transmissions.

In addition, for purposes of Sections 21 through 24, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

26. Anti-Corruption. The parties shall not commit, authorize or permit any action in connection with the negotiation, conclusion or the performance of this Agreement which would cause the parties and/or the parties’ affiliates to be in violation of any applicable anti-corruption or anti-bribery laws or regulations. This obligation applies in particular to illegitimate payments including facilitation payments to government officials, representatives of public authorities or their associates, families or close friends. Each party agrees that it will not either offer, or give, or agree to give, to any employee, representative or third party acting on behalf of the other party or accept, or agree to accept from any employee, representative or third party acting on behalf of the other party, any undue gift or benefit, be it monetary or other, with regard to the negotiation, conclusion or the performance of this Agreement. Each party shall promptly notify the other party, if it becomes aware of or has specific suspicion of any corruption with regard to the negotiation, conclusion or the performance of this Agreement. Either party may terminate this Agreement immediately upon notice to the other party, without penalty, in the event that any undue gifts, payments or benefits with regard to the negotiation, conclusion or the performance of this Agreement are made, or such party has reasonable cause to believe that any such gifts, payments or benefits have been made or are being made, by the other party in violation of this provision.

27. Indemnification.

(a) Dealer shall indemnify and hold harmless each Trust, the Distributor, and their affiliates, and each of their trustees, officers, directors, agents, employees and each person, if any, who controls any of them within the meaning of the 1933 Act (each a “Dealer Indemnified Person”), from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys’ fees) (“Losses”) arising from, related to or otherwise connected with: (i) any material breach by Dealer of any provision of this Agreement; (ii) Dealer’s dissemination of information regarding the Trusts or a Fund that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Dealer by or on behalf of a Fund or its affiliated persons, or accurately derived from information published or provided by or on behalf of a Fund or its affiliated persons; (iii) Dealer’s gross negligence or willful misconduct in carrying out, or failing to carry out, its duties and responsibilities under this Agreement; (iv) Dealer’s failure to comply with an applicable Fund’s Prospectus; or (v) any failure to comply with applicable laws in connection with activities performed under this Agreement; provided, however, that nothing herein shall be deemed to protect any Dealer Indemnified Person against any liability to which such Dealer Indemnified Person would otherwise be subject by reason of such Dealer Indemnified Person’s gross negligence or willful misfeasance in the performance or non-performance of such Dealer Indemnified Person’s duties under this Agreement.

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 10

(b) Distributor shall indemnify and hold harmless Dealer and its affiliates, and each of their officers, directors, agents, employees and each person, if any, who controls any of them within the meaning of the 1933 Act (each an “Distributor Indemnified Person”), from and against any and all Losses arising from, related to or otherwise connected with: (i) any material breach by Distributor of any provision of this Agreement; (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or omission to state a material fact required to be stated therein to make the statements therein not misleading or any untrue statement of a material fact or omission to state a material fact in any supplemental sales material provided to Dealer by the Distributor (and used by Dealer on the terms and for the period specified by the Dealer or stated in such material); or (iii) Distributor’s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement; provided, however, that nothing herein shall be deemed to protect any Distributor Indemnified Person against any liability to which such Distributor Indemnified Person would otherwise be subject by reason of such Distributor Indemnified Person’s gross negligence or willful misfeasance in the performance or non-performance of such Distributor Indemnified Person’s duties under this Agreement.

(c) The Agreement of the parties in Paragraphs (a) and (b) of this Section 27 to indemnify each other is conditioned upon the party entitled to indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) promptly in writing after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.

(e) The provisions of this Section 27 shall survive the termination of this Agreement.

28. Scope. Dealer acknowledges and agrees that this Agreement shall apply to the handling of all transactions in Shares, whether authorized under this Agreement or any other agreement between or among Dealer and a Trust, any transfer agent of a Trust, Distributor, any other Fund Agent or any of their affiliates. Dealer acknowledges and agrees that Sections 7 and 21 to 24 of this Agreement shall apply to the handling of all Fund Orders, whether authorized under this Agreement or any other agreement with a Trust, Distributor, its affiliates or any Transfer Agent.

29. Governing Law; Arbitration. This Agreement shall be construed in accordance with the laws of the State of New York. Any disputes between the parties hereto arising in connection with this Agreement shall be submitted to arbitration before arbitrator(s) sitting in New York, New York, in accordance with the Code of Arbitration Procedure of the FINRA, or similar rules or code as in effect at the time of the submission of any such dispute.

30. Other Agreements. This Agreement shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of any of the Funds of either Trust.

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 11

31. Headings. The Section headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Rev 10.18.16

Allianz Funds
Selected Dealer Agreement – Class A, C & T Shares	Page 12

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:

Print Name:

Print Title:

Address for Notices:
Allianz Global Investors Distributors LLC
1633 Broadway
New York, NY 10019-7585
Attn: Legal Department

Dealer:

By:

Print Name:

Print Title:

Address for Notices:

Rev 10.18.16